Exhibit 10.23

AMENDED AND RESTATED ASSURANT, INC.

EXECUTIVE SHORT TERM INCENTIVE PLAN

SECTION 1. Purpose; Definitions.

1.1. Purpose; Shareholder Approval. The purpose of this Amended and Restated Assurant, Inc. Executive Short Term Incentive Plan is to advance the interests of the Company and its stockholders in attracting, retaining and motivating executive officers by providing financial rewards that are intended to be deductible to the maximum extent possible as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, for Performance Periods (as defined below) beginning with the Company’s fiscal year 2008. This Plan was approved by the Company’s stockholders on May 15, 2008, and was amended and restated by the Committee to incorporate the Recoupment Policy effective as of January 1, 2012.

1.2. Definitions. The terms used in the Plan shall be defined as follows:

(a) “Act” means the Securities Exchange Act of 1934, as amended from time to time, any regulations promulgated thereunder, and any successor thereto.

(b) “Administrator” means any person or persons to whom the Committee has properly delegated any responsibility or power pursuant to Section 2.2.

(c) “Award” means an award of incentive compensation pursuant to the Plan. An Award is considered “granted” when the Participant to whom the Award is granted is selected, pursuant to Section 3.1, as eligible to receive that Award.

(d) “Beneficial Owner” has the meaning given in Rule 13d-3 promulgated pursuant to the Act.

(e) “Beneficiary” means any person or persons designated by a Participant, in accordance with procedures established by the Committee or an Administrator, to receive benefits hereunder in the event of the Participant’s death. If any Participant shall fail to designate a Beneficiary or shall designate a Beneficiary who shall fail to survive the Participant, the Beneficiary shall be the Participant’s surviving spouse; or, if none, the Participant’s surviving descendants (who shall take per stirpes) and if there are no surviving descendants, the Beneficiary shall be the Participant’s estate.

(f) “Board” means the Board of Directors of the Company.

(g) “Change of Control” means the occurrence of any one of the following events:

(i) Individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the Effective Date whose election or nomination for election is approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any person as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (a “Person”), other than the Board, including by reason of any agreement, shall be deemed an Incumbent Director;

(ii) Any Person is or becomes a Beneficial Owner, directly or indirectly, of either (A) 30% or more of the then-outstanding shares of common stock of the Company or (B) securities representing 30% or more of the combined voting power of the Company’s then-outstanding securities eligible to vote for the election of directors; provided, however, that for purposes of this subsection (ii), the following acquisitions shall not constitute a Change of Control: (1) an acquisition directly from the Company or any Subsidiary; (2) an acquisition by the Company or a Subsidiary; (3) an acquisition by a Person who is on the Effective Date the Beneficial Owner, directly or indirectly, of 50% or more of the outstanding shares of common stock of the Company or 50% or more of the combined voting power of the Company’s outstanding securities eligible to vote for the election of directors; (4) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or (5) an acquisition pursuant to a transaction that complies with Sections 1.2(g)(iii)(A), 1.2(g)(iii)(B), and 1.2(g)(iii)(C) below;

(iii) The consummation of a reorganization, merger, consolidation, statutory share exchange, or similar corporate transaction involving the Company or a Subsidiary, the sale or other disposition of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another corporation (a “Transaction”) unless immediately following the Transaction: (A) all or substantially all of the individuals who were Beneficial Owners, respectively, of the outstanding shares of common stock of the Company and outstanding securities eligible to vote for the election of directors immediately prior to the Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock and the combined voting power of the outstanding securities entitled to vote in the election of directors of the corporation resulting from the Transaction (the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to the Transaction, of the outstanding common stock of the Company and the outstanding securities eligible to vote in the election of directors of the Company; (B) no Person (other than the Company, a Subsidiary, the Surviving Entity, or any employee benefit plan or related trust sponsored or maintained by the foregoing) is or becomes a Beneficial Owner, directly or indirectly, of 30% or more of the outstanding common stock or 30% or more of the total voting power of the outstanding securities eligible to vote for the election of directors of the Surviving Entity; and (C) at least a majority of the members of the board of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for the Transaction; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Committee” means a committee or subcommittee of the Board, appointed from time to time by the Board, which committee or subcommittee shall consist of two or more non-employee directors, each of whom is intended to be, to the extent required by Rule 16b-3, a “non-employee” director as defined by Rule 16b-3, and, to the extent required by Section 162(m) of the Code and any regulations promulgated thereunder, an “outside director” as defined under Section 162(m) of the Code. Initially, and unless and until otherwise determined by the Board, “Committee” means the Compensation Committee of the Board.

(j) “Company” means Assurant, Inc., a Delaware corporation.

(k) “Disability” means a total and permanent disability that causes a Participant to be eligible to receive long term disability benefits under the long term disability plan or policy maintained by the Company or a Subsidiary for the Participant, whether or not such Participant actually receives disability benefits under such plan or policy. If no long term disability plan or policy was ever maintained on behalf of a Participant, Disability means a permanent and total disability as defined in Section 22(e)(3) of the Code. In the event of a dispute, the determination whether a Participant is disabled shall be made by the Committee in its sole discretion and may be supported by the advice of a physician competent in the area to which such Disability relates.

(l) “Effective Date” means the date on which this Assurant, Inc. Executive Short Term Incentive Plan is adopted by the Board.

(m) “Eligible Employee” means a regular, active employee of the Company or any Subsidiary, or a prospective employee of the Company or any Subsidiary, who is expected to be among the officers of the Company who are subject to Section 16 of the Act, as amended from time to time, as of the last day of a given Performance Period.

(n) “Net Income” means the Company’s net income as reported in the Company’s income statement for the applicable Performance Period, prior to accrual of any amounts for payment under the Plan for the Performance Period, adjusted to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, each as defined by generally accepted accounting principles or identified in the Company’s financial statements, notes to the financial statements or management’s discussion and analysis.

(o) “Participant” means an Eligible Employee selected by the Committee to participate in the Plan for a given Performance Period.

(p) “Performance Goal” means the goal or combined goals determined by the Committee, in its sole discretion, to be applicable to a Participant during a Performance Period. As determined by the Committee, the Performance Goals for any Participant may provide for targeted levels of achievement using one or more of the following measures, or any other measure, in the Committee’s discretion: revenue, profit (as measured by net profit, operating profit, economic profit, profit margins, or other profit measures), earnings (as measured by EBIT, EBITDA, earnings per share, or other earnings measures), cash (as measured by cash flow, cash generation, or other cash measures), stock price, stock performance, total stockholder return, return on equity, return on assets, return on investment, market share, capital structure, expenses (as measured by expense management, expense ratio, expense efficiency ratios, or other expense measures), business expansion or consolidation, customer satisfaction ratings, underwriting efficiency or quality, or improved market value of a business or group based on independent third-party valuation.

(q) “Performance Period” means the Company’s fiscal year, or such other period as the Committee shall establish, from time to time, in its sole discretion. The first Performance Period shall be the Company’s fiscal year 2008.

(r) “Plan” means this Amended and Restated Assurant, Inc. Executive Short Term Incentive Plan.

(s) “Recoupment Policy” means the Assurant, Inc. Executive Compensation Recoupment Policy adopted by the Committee, effective as of January 1, 2012, as the same may be amended from time to time.

(t) “Retirement” shall have the meaning given to that term in the Assurant Pension Plan, as amended from time to time.

(u) “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

SECTION 2. Administration.

2.1. Committee. The Plan shall be administered by the Committee. The Committee shall have exclusive and final authority, discretion, and power, subject to the terms of the Plan:

(a) To select the Eligible Employees who will be designated as Participants in the Plan and to whom Awards may from time to time be granted;

(b) To determine the terms and conditions of each Award granted hereunder, based on such factors as the Committee shall determine;

(c) To interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto); and

(d) To otherwise administer the Plan.

2.2. Procedures. The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by law, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Notwithstanding the foregoing, the Committee may not so delegate any responsibility or power to the extent that such delegation would cause an Award hereunder not to qualify for the Section 162(m) exemption. Without limiting the generality of the foregoing, the Committee may not delegate its powers and responsibilities to (a) designate Participants, (b) establish Performance Periods, and (c) certify amounts pursuant to Section 3.4 hereof.

2.3. Discretion; Decisions Binding. Any determination made pursuant to the Plan by the Committee or by an Administrator with respect to any Award shall be made in the sole discretion of the Committee or the Administrator, as applicable. All decisions made by the Committee or an Administrator pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, Participants, and Eligible Employees.

2.4. Expenses. All expenses and liabilities incurred by members of the Committee or an Administrator in connection with the administration of the Plan shall be borne by the Company.

SECTION 3. Terms of Awards.

3.1. Selection of Participants and Granting of Awards for a Performance Period. The Committee shall determine the Participants to whom Awards for a Performance Period are granted within 90 days after the Performance Period begins, and in any event not later than the date upon which 25% of the Performance Period has elapsed.

3.2. Maximum Awards. The total aggregate Awards under the Plan with respect to any Performance Period shall not exceed five percent (5%) of the Company’s Net Income for that Performance Period. For any Performance Period, the maximum Award for each Participant other than the Company’s Chief Executive Officer shall be (a) (i) one divided by (ii) one plus the total number of Participants (including the Company’s Chief Executive Officer) for that Performance Period, times (b) the total aggregate Awards under the Plan for that Performance Period. For any Performance Period, the maximum Award for the Company’s Chief Executive Officer shall be two times the maximum amount determined pursuant to the preceding sentence. Notwithstanding the foregoing, if the Company’s Chief Executive Officer is not a Participant in the Plan for a Performance Period, the maximum Award for each Participant for that Performance Period shall be (a) (i) one divided by (ii) the total number of Participants for that Performance Period, times (b) the total aggregate Awards under the Plan for that Performance Period.

3.3. Discretionary Adjustment. The Committee may determine in its sole discretion that for any Performance Period, the total aggregate Awards or any individual Award actually paid shall be less than the maximum amounts described in Section 3.2, based on such factors as it determines to be appropriate, including, but not limited to, Performance Goals that it has established for one or more Awards, Company-wide or business-unit performance (with respect to revenue, profit, cash flow, or any other measure) against budgeted financial goals, measures of internal controls and compliance initiatives, and assessments of individual performance. However, in no event shall such reduction of any Participant’s Award below the maximum for that Participant result in an increase in the maximum amounts for any other Participants above the amounts described in Section 3.2.

3.4. Certification. Following the close of each Performance Period and prior to payment of any Awards for that Performance Period, the Committee will certify the amount of Net Income achieved for that Performance Period and the corresponding maximum amounts described in Section 3.2.

3.5. Timing of Payment. Payment of each Award will be made as soon as practicable after the Committee has completed the certification required by Section 3.4 for the applicable Performance Period and determined the actual amount to be paid pursuant the Award, but in no event shall payment occur later than the 15th day of the third calendar month after the end of the calendar year in which such Award first ceased to be subject to a substantial risk of forfeiture within the meaning of Section 409A of the Code and the treasury regulations thereunder, unless the Participant has made a valid and timely election to defer receipt of the Award in accordance with an applicable deferred compensation plan.

3.6. Form of Payment. Each Award under the Plan shall be paid in cash or its equivalent. The Committee in its sole discretion may, however, determine that all or a portion of an Award shall be paid in stock, restricted stock, stock options, stock appreciation rights, or other stock-based or stock-denominated units, which shall be issued pursuant to the Company’s equity compensation plans in existence at the time the Award is certified.

3.7 Recoupment Policy. The Company has established a Recoupment Policy with respect to excess incentive-based compensation provided to current and former “executive officers” (as defined in the Recoupment Policy) of the Company. All Awards granted under this Plan on or after January 1, 2012 are subject to the terms and conditions of the Recoupment Policy, and, as a condition of participation in this Plan, Participant is deemed to have agreed to the terms of the Recoupment Policy. The terms of the Recoupment Policy are incorporated into this Plan by reference.

SECTION 4. Terminations.

4.1. Disability or Death. A Participant who terminates employment with the Company during a Performance Period due to Disability or death may, in the Committee’s discretion, receive an Award in such an amount as the Committee deems to be appropriate. Awards payable in the event of death shall be paid to the Participant’s Beneficiary.

4.2. Retirement and Other Terminations. A Participant who terminates employment with the Company during a Performance Period for any reason other than Disability or death may, in the Committee’s discretion, receive an Award. Such an Award shall not be paid until after the end of the Performance Period and the Committee’s certification pursuant to Section 3.4. In the case of a termination before the last day of the Performance Period for the Award, for any reason other than Retirement, the maximum amount of the Award shall be the maximum amount determined pursuant to Section 3.4, multiplied by a fraction, the numerator of which is the number of days in the portion of the Performance Period that ends on the date of such termination and the denominator of which is the total number of days in the Performance Period. In the case of a termination on or after the last day of the Performance Period, or any Retirement, the amount of any Award paid pursuant to this Section 4.2 shall not exceed the maximum set forth in Section 3.2, based on the level of achievement certified by the Committee for the entire Performance Period.

4.3. Change of Control. Notwithstanding any other provision of the Plan to the contrary, upon a Change of Control:

(a) With respect to each Award that is then outstanding and unpaid, the Participant shall be paid an amount based on the level of achievement of the Performance Goals for the Award as determined by the Committee not later than the date of the Change of Control, taking into account performance through the latest date preceding the date of the Change of Control as to which performance can, as a practical matter, be determined (but not later than the end of the Performance Period); and

(b) Such Awards shall be paid as soon as practicable after the amounts have been determined, but in any event no later than March 15 of the calendar year following the year in which the Change of Control took place, except to the extent that a Participant has made a valid and timely election to defer receipt of any Award in accordance with an applicable deferred compensation plan, in which case the terms of such election and such plan shall control.

SECTION 5. Term, Amendment, and Termination.

5.1. Term. The Plan will terminate on the 10th anniversary of the Effective Date. Outstanding Awards on the 10th anniversary of the Effective Date shall not be affected or impaired by the termination of the Plan.

5.2. Amendment of Plan. The Board or the Committee may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made by the Board or the Committee which would materially impair the rights of the Participant with respect to a previously granted Award, or any Award pursuant to Section 4.3, without such Participant’s consent, except such an amendment made to comply with applicable law, tax rules, stock exchange rules, or accounting rules. In addition, no such amendment or alteration shall be made without the approval of the Company’s stockholders, to the extent such approval is required by applicable law or the listing standards of any applicable exchange. Any such action by the Board may be taken by a majority of its members in office. In the event that any such action of the Board under this Section 5.2 conflicts with any action of the Committee under this Section 5.2, the action of the Board shall govern.

SECTION 6. Miscellaneous.

6.1. Withholding Taxes. The Company shall have the right to make payment of Awards net of any applicable federal, state and local taxes required to be withheld, or to require the Participant to pay such withholding taxes. If the Participant fails to make such tax payments as required, the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

6.2. No Right to Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary.

6.3. No Right to Participate. No Eligible Employee shall have any right to be selected to participate in the Plan in any Performance Period.

6.4. Indemnification. To the extent allowable under applicable law, each member of the Committee and any Administrator shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense (including, but not limited to, attorneys’ fees) that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit, or proceeding by reason of any action or failure to act under the Plan and against and from any and all amounts paid by such member in satisfaction of judgment in such action, suit, or proceeding against him; provided such member of the Committee or Administrator gives the Company an opportunity, at its own expense, to handle and defend the same. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify such persons or hold them harmless.

6.5. Nontransferability. No Award may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, including assignment pursuant to a domestic relations order, prior to certification of the Award. Each Award shall be paid during the Participant’s lifetime only to the Participant, or, if permissible under applicable law, to the Participant’s legal representatives. No Award shall, prior to receipt thereof by the Participant, be in any manner subject to the debts, contracts, liabilities, or torts of the Participant.

6.6. Severability. If any provision of the Plan is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or would disqualify the Plan under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws; or, if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, such provision will be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

6.7. No Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary.

6.8. Non-Exclusivity of Plan. Neither adoption of the Plan by the Board nor submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed on the date shown below, to be effective as of January 1, 2012.

FOR ASSURANT, INC.

Date: November 18, 2011	By:	/s/ Sylvia Wagner
Sylvia Wagner
	Title:	Executive Vice President, Human Resources and Development